Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 4, 2009

NWN REPORTS RESULTS FOR THE QUARTER & SIX MONTHS

ENDED JUNE 30, 2009

  Financial & Operating Highlights

•	Second quarter earnings per share in 2009 were the same as last year at 12 cents per share.

•	Year-to-date earnings per share and net income were both up 9 percent, due mainly to commodity cost savings in 2009.

•	The company and its union workforce agreed to a new five-year contract.

•

Oregon and Washington customers were refunded more than $35 million in June from lower natural gas costs through March 31, 2009, and it was announced in July that customers should see further reductions in gas prices for the 2009-10 heating season.

•	Year-to-date cash flow from operations was $200 million, an increase of 45 percent over last year.

•	The company reaffirmed full-year earnings per share guidance of $2.70-$2.85.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), reported net income for the quarter ended June 30, 2009 of $3.1 million, or 12 cents per share, compared to $3.3 million, or 12 cents per share, in the same quarter of 2008.

For the six-month period, net income was $50.4 million, or $1.90 per share, compared to $46.5 million, or $1.75 per share for the first six months of 2008, representing a 9 percent increase in both net income and earnings per share between periods. The improved year-to-date financial results were primarily due to commodity cost savings from the company’s regulatory incentive sharing mechanism and from a regulatory adjustment for income taxes paid.

“We are managing through the current economic situation with a focus on our customers and the long-term success of NW Natural,” said Gregg Kantor, NW Natural’s Chief Executive Officer. “You can see the positive results of our efforts this quarter in our new five-year labor agreement, the refund to customers of more than $35 million in gas cost savings and in our financial results.”

Second quarter financial and operating highlights

Income and earnings per share

Net income in the second quarter of 2009 was $3.1 million or 12 cents per share, compared to $3.3 million or 12 cents per share in 2008. Results from utility operations are typically low during the second quarter due to reduced use of natural gas in spring and early summer months. The utility recorded net income of $0.4 million (2 cents per share), compared to a net loss of $0.7 million (3 cents per share) in the second quarter of 2008. Gas storage contributed net income of $2.7 million (10 cents per share) in the quarter, compared to $2.5 million (9 cents per share) last year. Other non-utility activities resulted in a small loss of $0.1 million (less than 1 cent per share) in the 2009 quarter, compared to net income for the 2008 quarter of $1.5 million (6 cents per share), which included a gain of $1.1 million (4 cents per share) from the sale of a Boeing 737 airplane leased by Continental.

Union employees ratify new contract

In July 2009 the company’s union workforce ratified a new, five-year agreement called the Joint Accord. The new contract took effect on July 13. Approximately 62 percent of the company’s 1,106 employees are covered under the agreement.

The new agreement provides increased flexibility for the company, for instance through new, broader job descriptions and the ability to use short-term unpaid leave to temporarily adjust the workforce without layoffs. At the same time, it provides covered employees with a 2.3 percent average wage increase effective June 1, 2009, and a scheduled one percent increase in wages each year thereafter with the potential for up to an additional two percent per year based on wage inflation and other factors, and it maintains competitive health benefits while keeping cost increases to the same level as the annual wage increases. The agreement continues the company’s retirement plan for existing employees while aligning this benefit with competitive practice. Bargaining unit employees hired after 2009 will not be eligible for the company’s defined benefit retirement plan, but will be eligible to receive an enhanced 401k benefit. This new agreement demonstrates and reinforces the union-management partnership and our joint commitment to support and enable the company’s progress in challenging economic times.

Rate decrease anticipated for 2009-10 heating season

NW Natural announced in early July that it expects residential rates in Oregon and Washington to drop 15 to 20 percent this upcoming heating season due mainly to lower gas prices. Commercial and industrial sales rates will also decrease proportionately. Washington customers can expect a similar decrease.

Rates are established each year under purchased gas adjustment (PGA) mechanisms in Oregon and Washington to reflect the expected cost of natural gas commodity purchases, including gas storage, purchased prices hedged with financial derivatives, and other factors. The company will file its PGA in Oregon in late August and the new rates go into effect on Nov. 1, 2009. The upcoming rate reduction is in addition to the early credit for gas cost savings the company refunded to customers in June 2009. Oregon customers collectively received $31 million and Washington customers received approximately $4 million.

Oregon incentive sharing mechanism selected for 2009-10

Under the Oregon PGA incentive sharing mechanism, effective Nov. 1, 2008, the company is required to annually select either an 80 percent or 90 percent deferral of higher or lower gas costs compared to PGA prices, so that the impact on current earnings from this regulatory incentive sharing is either 20 percent or 10 percent of gas cost differences. On Aug. 3, 2009, NW Natural selected the 90 percent deferral of higher or lower gas costs for the next heating season. Under the sharing mechanism, the company can earn up to 100 basis points above its allowed return on equity next year, after which it shares additional earnings above the threshold with customers. The company’s earnings threshold is subject to adjustment up or down based on changes in long-term interest rates. If earnings exceed the threshold level, then 33 percent of the excess amounts above the threshold will be deferred for refund to customers in future rates.

There has been no change to the Washington PGA mechanism, which passes through 100 percent of all cost differences to customers.

New depreciation study approved

In late 2008, the OPUC and WUTC approved the company’s updated depreciation study, which authorized lower depreciation rates in Oregon and Washington with a corresponding decrease to customer rates effective January 1, 2009. Depreciation expense in 2009 decreased $2.6 million for the current quarter and $4.8 million year to date, reflecting the lower depreciation rates partially offset by higher depreciable plant balances. The depreciation expense decreases were offset by corresponding reductions in utility margin of $2.5 million and $6.5 million, respectively. The annual margin decrease is recognized unevenly each quarter because it is tied to delivered volumes, but the decrease in depreciation expense is amortized evenly over the 12-month period. On a full-year basis, the change in depreciation rates will have only a minimal impact on earnings, but will cause quarterly differences due to the timing of revenue and expense recognition.

Customer growth slows; operational changes to be implemented

NW Natural’s utility customer growth continues to be affected by lower-than-expected housing growth and conversions due to the national and regional economic recession. At June 30, 2009, the company served more than 662,000 customers, with a growth rate of 0.8 percent over the prior 12 months.

“We continue to see the benefits from the redesign of our company three years ago,” said David H. Anderson, NW Natural Senior Vice President and Chief Financial Officer, “but that redesign was based on higher customer growth assumptions than we are seeing today.”

CEO Gregg Kantor added that the company is reviewing and implementing further process improvements to reduce operating and capital costs. “We are currently developing plans to help mitigate the decline, and to align current staffing levels to lower customer growth levels, while maintaining our commitment to high standards for customer service and safety. It is likely these changes will result in the equivalent reduction of 50 to 100 positions, with the majority occurring by year-end.”

Operational results

NW Natural’s total gas sales and transportation deliveries in the second quarter of 2009, excluding deliveries of gas stored for others, were 209 million therms versus 263 million therms delivered in 2008. The lower deliveries were due to warmer weather and lower industrial usage in the 2009 period. Margin from utility operations in the quarter was $60.1 million in 2009 compared to $57.2 million in the same quarter of 2008, with the increase primarily due to higher gas cost savings somewhat offset by weather that was 16 percent warmer than average and 33 percent warmer than last year’s quarter. Margin for all customers was reduced by the rate decrease for lower depreciation rates noted above.

Sales to residential and commercial customers in the second quarter of 2009 were 102 million therms versus 131 million therms in 2008’s second quarter. The decline was due primarily to lower usage in the period resulting from warmer weather compared to last year. Residential and commercial margin was $49.5 million, compared to a margin contribution of $54.8 million last year. Margin includes the company’s weather normalization and decoupling rate mechanisms in Oregon, which adjusted margin down by $0.1 million in 2009, compared to a downward margin adjustment of $8.3 million in the second quarter of 2008.

Gas deliveries to industrial customers in the second quarter of 2009 were 108 million therms, compared to 132 million therms in 2008. Industrial margin was $6.5 million compared to last year’s margin contribution of $7.1 million, due mainly to reduced volumes from shut-downs and cutbacks by industrial customers in the period.

NW Natural continues to provide gas storage and optimization services to customers in the interstate and intrastate gas markets. Earnings from gas storage in the second quarter of 2009 were $2.7 million, or 10 cents per share, compared to $2.5 million, or 9 cents per share, in last year’s second quarter. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

Operations and maintenance costs

Operations and maintenance expenses in the second quarter of 2009 were $30.2 million, compared to $25.8 million in 2008. The increase was primarily due to higher pension expense, higher employee costs for healthcare, higher bonus accruals driven by higher earnings results, and increased bad debt accruals.

Year-to-date (six month) financial and operating highlights

For the six-month period, net income was $50.4 million or $1.90 per share. This compares to $46.5 million, or $1.75 per share for the same period in 2008, a 9 percent increase in both net income and earnings per share. Year-to-date earnings were higher due mainly to higher commodity cost savings in 2009 than in 2008, as well as a $2.5 million increase from a regulatory adjustment for income taxes paid versus collected in rates. NW Natural’s utility operations contributed $45.7 million ($1.72 per share), compared to $39.8 million ($1.50 per share) in the first six months of 2008. Gas storage contributed $4.8 million (18 cents per share in both periods) in 2009 and 2008. Other non-utility activities resulted in a negligible loss in the period, compared to earnings of $1.8 million (7 cents per share) in 2008, with the major reason for the change in periods due to an after-tax gain of $1.1 million on the sale in 2008 of the airplane mentioned earlier.

Operating results

NW Natural’s total gas sales and transportation deliveries in the first six months of 2009, excluding deliveries of gas stored for others, were 621 million therms versus 712 million therms in 2008 due mainly to weather that was 9 percent warmer in the 2009 six-month period than in 2008. Margin from utility operations was $198.2 million, compared to $184.6 million in 2008, due mainly to higher gas cost savings.

Gas sales to residential and commercial customers in the first six months of 2009 were 383 million therms, compared to 420 million therms in 2008, due primarily to weather that was two percent colder than average, but nine percent warmer than last year.

Residential and commercial sales contributed $165.9 million to margin, compared to $171.1 million in 2008. Margin includes the company’s weather normalization and decoupling mechanisms in Oregon, which adjusted margin down in the first six months of 2009 by $3.9 million. This compared to a reduction to margin of $14.2 million in 2008.

Gas deliveries to industrial customers in the first six months of 2009 were 237 million therms versus 292 million therms in the same period last year. Contribution to margin from sales and transportation in these markets was $13.9 million, compared to $15.4 million last year.

As noted earlier, for the first six months of the year, gas purchases were made at lower prices than costs embedded in rates. Under the company’s 80-20 sharing mechanism in Oregon for the current year, this contributed an $11.1 million benefit to margin in the first six months of 2009, compared to a $5.8 million reduction to margin in 2008. In Washington, all gas cost savings are passed through to customers.

Regulatory adjustment for taxes paid

Based on NW Natural’s regulated operations through June 30, 2009, the company recognized $2.9 million of incremental margin revenues, representing a difference of $2.7 million of federal and state income taxes paid in excess of taxes collected in rates attributed to our 2009 regulated operations plus accrued interest of $0.2 million for the 2007 and 2009 tax years.

For the six months ended June 30, 2008, we recognized a surcharge of $0.4 million, representing $0.3 million attributed to the 2008 regulated operations for the 2008 tax year and a $0.1 million adjustment for the 2007 tax year.

YTD operations & maintenance costs

Operations and maintenance costs for the six-month period in 2009 were $64.1 million versus $54.3 million in the 2008 period. The increase was primarily related to higher pension and healthcare expenses, as well as incentive accruals due to improved operating results and higher accruals for bad debts. Bad debt expense as a percent of revenues billed remained well below 1 percent at 0.38 percent for the 12 months ended June 30, 2009.

Depreciation expense

Depreciation expense decreased $4.8 million for the year-to-date period compared to the same period in 2008 due to the reduced depreciation rate approved by the OPUC as discussed above.

Cash flows and capital structure

Cash provided by operations in the first six months of 2008 was $199.8 million, compared to $138.1 million in the same period in 2008. Cash flows reflect improved financial results, positive working capital changes, and commodity costs savings compared to last year. Cash used in investing activities totaled $58.6 million compared to $46.7 million in 2008.

On July 9th, we issued $50 million of medium-term notes at 3.95 percent, with a maturity date of July 15, 2014. The proceeds will be used for general corporate purposes and to redeem short-term debt.

NW Natural’s capitalization at June 30, 2009, reflected 49.2 percent common equity, 44.0 percent long-term debt, and 6.8 short-term debt. This compared to 51.6 percent common equity, 42.4 percent long-term debt, and 6.0 percent short-term debt at June 30, 2008. The company’s short-term debt levels are affected by the amount of cash carried on the balance sheet. Cash on hand at June 30, 2009 was $31.1 million, as compared to $5.2 million last year.

Outlook for 2009 reaffirmed

NW Natural reaffirmed its prior estimate that full-year earnings per share will be in the range of $2.70 to $2.85. The company’s earnings guidance assumes normal weather conditions, continued customer growth, ongoing benefits from improvements to our cost structure, and no significant changes in prevailing regulatory policies. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s commodity cost sharing mechanism in Oregon, since the company cannot predict future gas cost increases or decreases with reasonable certainty. The company continues to target a dividend payout ratio of 60 to 70 percent of earnings.

Dividend Declaration

NW Natural on July 24, 2009 announced a quarterly dividend of 39.5 cents per share on the company’s common stock. The dividend will be paid August 14, 2009, to shareholders of record on July 31, 2009. The current indicated annual dividend is $1.58 per share.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Aug. 4, 2009 to review the company’s financial results of operations for the three- and six-months ended June 30, 2009.

To hear the conference call live, dial 1-800-860-2442 from anywhere in the United States and 1-412-858-4600 from international points, including Canada. To access the recording, please call 1-877-344-7529 and enter the identification pass code (431406#). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, commodity costs, customer rates, depreciation rates, workforce levels, performance, regulatory actions, earnings expectations, expected dividend payout ratios and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I “Forward-Looking Statements”, Part I, Item 1A “Risk Factors”, and Part II, Item 7A “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K, and in Part I, “Forward-Looking Statements”, Part I, Item 3, “Quantitative and Qualitative Disclosures about Market Risk”, and Part II, Item 1A, “Risk Factors” in the company’s most recent quarterly financial statement issued after the last Annual Report on Form 10-K, that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves more than 662,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest, and recognized its 150th year as a company on Jan. 7, 2009. The company has approximately $2.2 billion in total assets, which includes approximately 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 53 consecutive years.

Contacts:

Bob Hess (investors)

Phone: 1-800-422-4012, ext 2388 or 503-220-2388

Email: Bob.Hess@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	06/30/09	06/30/08	Increase	% Change
Gross Operating Revenues	$149,060	$191,254	$(42,194)	-22%
Net Income	$3,086	$3,297	$(211)	-6%

Average Shares of Common Stock Outstanding	26,506	26,421	85	0%
Basic Earnings Per Share of Common Stock	$0.12	$0.12	$—	0%
Diluted Earnings Per Share of Common Stock	$0.12	$0.12	$—	0%

	Six Months Ended
(Thousands, except per share amounts)	06/30/09	06/30/08	Increase	% Change
Gross Operating Revenues	$586,415	$578,948	$7,467	1%
Net Income	$50,449	$46,465	$3,984	9%

Average Shares of Common Stock Outstanding	26,504	26,415	89	0%
Basic Earnings Per Share of Common Stock	$1.90	$1.76	$0.14	8%
Diluted Earnings Per Share of Common Stock	$1.90	$1.75	$0.15	9%

	Twelve Months Ended
(Thousands, except per share amounts)	06/30/09	06/30/08	Increase	% Change
Gross Operating Revenues	$1,045,322	$1,034,801	$10,521	1%
Net Income	$73,509	$70,270	$3,239	5%

Average Shares of Common Stock Outstanding	26,482	26,471	11	0%
Basic Earnings Per Share of Common Stock	$2.78	$2.65	$0.13	5%
Diluted Earnings Per Share of Common Stock	$2.77	$2.64	$0.13	5%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	June 30, 2009	June 30, 2008
Assets:
Plant and property:
Utility plant	$2,178,629	$2,091,092
Less accumulated depreciation	670,128	637,680

Utility plant - net	1,508,501	1,453,412

Non-utility property	84,696	72,242
Less accumulated depreciation	9,849	8,537

Non-utility property - net	74,847	63,705

Total plant and property	1,583,348	1,517,117

Current assets:
Cash and cash equivalents	31,107	5,242
Accounts receivable	26,779	43,718
Accrued unbilled revenue	18,122	19,685
Allowance for uncollectible accounts	(3,520)	(3,013)
Regulatory assets	89,179	5,748
Fair value of non-trading derivatives	5,293	54,867
Inventories:
Gas	69,183	32,910
Materials and supplies	9,681	9,959
Prepayments and other current assets	26,588	11,516

Total current assets	272,412	180,632

Investments, deferred charges and other assets:
Regulatory assets	270,044	173,321
Fair value of non-trading derivatives	289	9,218
Other investments	62,315	64,276
Other	16,103	11,417

Total investments, deferred charges and other assets	348,751	258,232

Total assets	$2,204,511	$1,955,981

Capitalization and liabilities:
Capitalization:
Common stock	$336,001	$333,619
Earnings invested in the business	325,506	293,313
Accumulated other comprehensive income (loss)	(4,260)	(2,483)

Total common stock equity	657,247	624,449
Long-term debt	587,000	512,000

Total capitalization	1,244,247	1,136,449

Current liabilities:
Notes payable	90,610	67,700
Long-term debt due within one year	—	5,000
Accounts payable	50,055	75,786
Taxes accrued	10,807	8,727
Interest accrued	3,876	2,837
Regulatory liabilities	30,789	84,370
Fair value of non-trading derivatives	70,052	2,792
Other current and accrued liabilities	33,343	32,251

Total current liabilities	289,532	279,463

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	273,384	221,266
Regulatory liabilities	238,264	227,076
Pension and other postretirement benefit liabilities	116,844	43,513
Fair value of non-trading derivatives	8,844	2,732
Other	33,396	45,482

Total deferred credits and other liabilities	670,732	540,069

Total capitalization and liabilities	$2,204,511	$1,955,981

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (six months ended June 30)	2009	2008
Operating activities:
Net income	$50,449	$46,465
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	30,887	35,662
Deferred income taxes and investment tax credits	15,405	14,028
Undistributed gains from equity investments	(734)	(346)
Deferred gas savings - net	15,616	(26,873)
Gain on sale of non-utility investments	—	(1,737)
Non-cash expenses related to qualified defined benefit pension plans	4,848	1,530
Contributions to qualified defined benefit pension plans	(25,000)	—
Deferred environmental costs	(5,227)	(4,131)
Income from life insurance investments	(2,002)	(978)
Settlement of interest rate hedge	(10,096)	—
Deferred regulatory and other	(14,123)	(6,466)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	141,173	84,224
Inventories of gas, materials and supplies	17,203	37,075
Income taxes receivable	20,811	—
Prepayments and other current assets	8,428	7,083
Accounts payable	(44,177)	(45,684)
Accrued interest and taxes	(557)	(4,400)
Other current and accrued liabilities	(3,091)	2,634

Cash provided by operating activities	199,813	138,086

Investing activities:
Investment in utility plant	(44,098)	(41,338)
Investment in non-utility property	(10,330)	(5,110)
Proceeds from sale of non-utility investments	—	6,845
Proceeds from life insurance	761	208
Other	(4,977)	(7,286)

Cash used in investing activities	(58,644)	(46,681)

Financing activities:
Common stock issued (purchased) - net	(720)	2,589
Long-term debt issued	75,000	—
Change in short-term debt	(170,241)	(75,400)
Cash dividend payments on common stock	(20,937)	(19,808)
Other	(80)	349

Cash used in financing activities	(116,978)	(92,270)

Increase (decrease) in cash and cash equivalents	24,191	(865)
Cash and cash equivalents - beginning of period	6,916	6,107

Cash and cash equivalents - end of period	$31,107	$5,242

Supplemental disclosure of cash flow information:
Interest paid	$17,828	$18,424
Income taxes paid	$1,500	$14,800

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Second Quarter - 2009

(Thousands, except per share amounts)	3 Months Ended June 30,		% Change	6 Months Ended June 30,		% Change	12 Months Ended June 30,		% Change
	2009	2008		2009	2008		2009	2008
Gross Operating Revenues	$149,060	$191,254	(22)%	$586,415	$578,948	1%	$1,045,322	$1,034,801	1%
Cost of Sales	79,388	124,010	(36)%	363,562	369,930	(2)%	650,200	648,867	—
Revenue Taxes	3,753	4,672	(20)%	14,295	14,023	2%	25,344	25,023	1%

Net Operating Revenues	65,919	62,572	5%	208,558	194,995	7%	369,778	360,911	2%

Operating Expenses:
O&M	30,171	25,840	17%	64,126	54,298	18%	123,188	117,527	5%
General Taxes	6,572	6,722	(2)%	15,063	14,856	1%	26,867	26,976	—
D&A	15,365	17,957	(14)%	30,887	35,662	(13)%	67,384	70,248	(4)%

Total Operating Expenses	52,108	50,519	3%	110,076	104,816	5%	217,439	214,751	1%

Income from Operations	13,811	12,053	15%	98,482	90,179	9%	152,339	146,160	4%
Other Income and Expense - net	732	1,940	(62)%	1,622	2,113	(23)%	3,255	3,501	(7)%
Interest Charges - net of amounts capitalized	10,006	8,933	12%	19,376	18,363	6%	38,592	37,806	2%
Income Tax Expense	1,451	1,763	(18)%	30,279	27,464	10%	43,493	41,585	5%

Net Income	$3,086	$3,297	(6)%	$50,449	$46,465	9%	$73,509	$70,270	5%

Common Shares Outstanding:
Average for Period - basic	26,506	26,421		26,504	26,415		26,482	26,471
Average for Period - diluted	26,607	26,571		26,603	26,564		26,582	26,612
End of Period	26,513	26,435		26,513	26,435		26,513	26,435

Earnings per Share:
Basic	$0.12	$0.12	—	$1.90	$1.76	8%	$2.78	$2.65	5%
Diluted	$0.12	$0.12		$1.90	$1.75		$2.77	$2.64

Dividends Paid Per Share	$0.395	$0.375		$0.790	$0.750		$1.56	$1.48
Book Value Per Share - end of period	$24.79	$23.62		$24.79	$23.62		$24.79	$23.62
Market Closing Price - end of period	$44.32	$46.26		$44.32	$46.26		$44.32	$46.26

Balance Sheet Data - end of period:
Total Assets	$2,204,511	$1,955,981		$2,204,511	$1,955,981		$2,204,511	$1,955,981
Common Stock Equity	$657,247	$624,449		$657,247	$624,449		$657,247	$624,449
Long-Term Debt (including amounts due in one year)	$587,000	$517,000		$587,000	$517,000		$587,000	$517,000

Operating Statistics:
Total Customers - end of period	662,475	656,918	0.8%	662,475	656,918	0.8%	662,475	656,918	0.8%

Gas Deliveries (therms)
Res. & Comm. Customers	101,653	130,605		383,159	419,929		657,548	705,993
Industrial Firm	8,568	10,556		20,605	25,098		42,847	49,829
Industrial Interruptible	17,368	21,799		40,267	47,841		79,910	90,545
Transportation	81,606	99,652		176,474	219,020		389,063	433,599

Total	209,195	262,612		620,505	711,888		1,169,368	1,279,966

Gas Revenues
Res. & Comm. Customers	$114,802	$149,045		$497,209	$489,692		$873,300	$861,710
Industrial Firm	7,949	9,531		21,653	23,353		44,879	49,125
Industrial Interruptible	13,280	16,011		35,219	35,692		68,505	70,842
Transportation	3,481	3,579		6,805	7,260		13,833	14,363
Regulatory adjustment for income taxes	(626)	(673)		2,887	382		4,265	6,378
Other Revenues	4,290	8,366		12,203	12,122		21,865	13,184

Total	$143,176	$185,859		$575,976	$568,501		$1,026,647	$1,015,602

Cost of Gas Sold - Utility	$79,359	$124,004		$363,523	$369,916		$650,111	$648,816
Revenue Taxes	$3,753	$4,672		$14,295	$14,023		$25,344	$25,023
Net Operating Revenues (Utility Margin)	$60,064	$57,183		$198,158	$184,562		$351,192	$341,763

Degree Days
Average (25-year average)	683	682		2,549	2,569		4,265	4,284
Actual	577	860		2,598	2,840		4,334	4,664
Colder (warmer) than Average	(16)%	26%		2%	11%		2%	9%